Exhibit 99.1

Press Release Dated September 21, 2016

NEWS RELEASE

September 21, 2016

Farmers Capital Bank Corporation Announces Balance Sheet Restructuring Transactions

Frankfort, Kentucky – Farmers Capital Bank Corporation (NASDAQ: FFKT) (the “Company”) announced a series of balance sheet restructuring transactions that are expected to improve its overall financial position including an increase in net interest margin, return on average assets, and return on average equity. The transactions include prepaying $100 million of high fixed-rate borrowings with contractual maturities in November 2017 and to reposition the investment securities portfolio to replace certain lower yielding short-term investments consistent with a more normalized strategy and maturity periods.

"We have been saddled by the cost of high fixed-rate borrowings related to a balance sheet leverage transaction we initiated a number of years ago. While this strategy has provided additional net interest income over the life of the transaction, it has become an increasing hindrance to our balance sheet and operating results," stated Lloyd C. Hillard, Jr., President and Chief Executive Officer.

"This deleveraging strategy is being carried out in two steps," continues Mr. Hillard. "First, we used a mixture of excess cash and proceeds from the sale of investment securities to fund the debt repayment. As part of this step, we were able to monetize gains in our investment portfolio to offset the prepayment cost. The second step consists of repositioning the investment portfolio by replacing lower yielding short-term bonds, accumulated in anticipation of funding the debt repayment at contractual maturity, with higher yielding bonds under a normalized investment strategy."

Funding for the debt prepayment included excess low-yielding cash deposits of $10.4 million combined with proceeds from the sale of available-for-sale investment securities of $93.4 million. The Company realized a net gain on the sale of investment securities of $3.8 million, which matched and offset the cost of prepaying the debt.

The average yield on the mix of cash and investment securities sold to fund the debt prepayment was 2.97%. The average cost of the fixed rate borrowings that were repaid was 3.95%. In addition, the Company estimates that it will add approximately 90 basis points in yield related to the repositioning of low-yielding short-term investments built up in anticipation of the debt repayment at maturity and that interest income will increase incrementally. This portion of the deleveraging strategy is still in process and is expected to be completed by the end of the current quarter or early in the fourth quarter of 2016.

Farmers Capital Bank Corporation is a bank holding company headquartered in Frankfort, Kentucky. The Company operates 34 banking locations in 21 communities throughout Central and Northern Kentucky, a data processing company, and an insurance company. Its stock is publicly traded on the NASDAQ Stock Market LLC exchange in the Global Select Market tier under the symbol: FFKT.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based upon current expectations, but are subject to certain risks and uncertainties that may cause actual results to differ materially. Among the risks and uncertainties that could cause actual results to differ materially are economic conditions generally and in the subject market areas, overall loan demand, increased competition in the financial services industry which could negatively impact the ability of the subject entities to increase total earning assets, retention of key personnel, operational/integration difficulties, and obtaining approvals by regulators. Actions by the Federal Reserve Board and changes in interest rates, loan prepayments by, and the financial health of, borrowers, and other factors described in the reports filed by the Company with the Securities and Exchange Commission (“SEC”) could also impact current expectations. For more information about these factors please see the Company’s Annual Report on Form 10-K on file with the SEC. All of these factors should be carefully reviewed, and readers should not place undue reliance on these forward-looking statements.

These forward-looking statements were based on information, plans and estimates at the date of this press release, and the Company does not promise to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.